HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-12-05/10:00 a.m. CT
Confirmation # 3919742

EXHIBIT 99.2

HELEN OF TROY, LIMITED

Moderator: Robert Spear
May 12, 2005
10:00 a.m. CT

Operator:  Good morning
and welcome ladies and gentlemen to the Helen of Troy fourth quarter and year-end earnings conference call for fiscal 2005.

At this time, I would like to inform you that all participants are in a listen only mode and at the request of the company we will open the conference up for questions and answers after the presentation. And today's call is being recorded.

Our speakers for this morning's conference call our Gerald Rubin, Chairman, Chief Executive Officer, and President; Christopher Carameros, Executive Vice President; Thomas Benson, Senior Vice President and Chief Financial Officer; and Robert Spear, Senior Vice President and Chief Information Officer.

I will now turn the conference over to Mr. Spear. Please go ahead.

Robert Spear: Thank you. Good morning everyone and welcome to Helen Troy's fourth quarter and year-end earnings conference call for fiscal 2005. The agenda for this morning's conference call will be as follows: we'll have a brief forward-looking statement review, followed by our Mr. Rubin, who will discuss our fourth quarter earnings release and related results of operation for Helen of Troy, followed by a financial review of our income statement and balance sheet for the quarter by Tom Benson, our Chief Financial Officer. And finally, we'll open up the floor for questions and answers for those of you with any further questions.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-12-05/10:00 a.m. CT
Confirmation # 3919742

First, I'll review the safe harbor statement. This conference call may contain certain forward-looking statements that are based on management's current expectations, with respect to future events or financial performance. A number of risks or uncertainties could cause actual results to differ materially from those historical or anticipated results. Generally the words anticipates, believes, expects, and other similar words identified forward-looking statements. The company cautions listeners not to place undue reliance on forward-looking statements. Forward-looking statements are subject to risks that could cause such statements to differ materially from actual results. Factors that could cause actual results to differ from those anticipated are described in the company's form 10-K filed with the Securities and Exchange Commission for the fiscal year ended February 28 2005. Before I turn the conference call over to our Chairman Mr. Rubin, I'd like to inform all interested parties that a copy of today's earnings release has been posted to our web site at www.hotus.com. The release can be accessed by selecting the Investor Relations have on our homepage and then the News tab.

I will now turn the conference over to Mr. Gerald Rubin, Chairman, CEO, and President of Helen of Troy.

Gerald Rubin: Good morning everybody and welcome to our fourth quarter and year-end conference call. Helen of Troy Ltd. today reported record sales and earnings for the fourth quarter and fiscal year ending February 28 2005. Fourth quarter sales increased 13 percent to 127,617,000 from 113 million in the same period the prior year. Net earnings for the fourth quarter were $12 million or $0.37 per diluted share versus 7 1/2 million or $0.23 per diluted share for the year earlier quarter, an increase in net earnings of 59 percent.

Full year net sales increased 22 percent to $581,549,000 from 475 million in the prior year. Net earnings for the year were 76,450,000 or $2.35 per diluted share compared with $60,522,000 or $1.94 per diluted share the prior year, an increase in net earnings for the year of 26 percent.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-12-05/10:00 a.m. CT
Confirmation # 3919742

We have just completed another record sales and earnings for quarter and fiscal year, and we currently anticipates another record year in fiscal 2006. The corporate initiatives for Helen of Troy in fiscal 2006 are as follows:

OXO International; growth of our existing products and new categories and the completion of the OXO integration into Helen of Troy's operation, build upon Helen of Troy’s Idell Labs product categories of grooming, skin, and hair care brands, build upon our European and Latin American appliance business, pursue strategic acquisitions in personal care and houseware categories, and leverage investment in capacity and infrastructure through available synergies.

As was previously announced, Helen of Troy is building a 1.2 million square foot distribution center in Southaven Mississippi, which will expand our eastern United States distribution capacity to accommodate the distribution needs of our Companies recently acquired OXO International business. The state-of-the-art warehouse and distribution center will increase the company's presence in Southaven Mississippi to 1.2 million square feet from 619,000 square feet. This new distribution center will replace our facility and will also provide for projected increased sales and for anticipated strategic acquisitions.

Sales for the full fiscal year 2006 are expected to be in the range of 615 million to 640 million, an increase of six to 10 percent. Full fiscal year diluted earnings per share are expected to be in the range of $2.50 to $2.60, an increase of six to 11 percent over the prior year's diluted earnings of $2.35.

Helen of Troy had a good year in spite of a soft retail environment. Operating earnings were 17 1/2 percent. There is no body in out the group making anywhere as near as 17 1/2 percent. This is the first year in Helen of Troy's history to make over $100 million operating profit. It was $102 million versus 86 million the year before, an 18 percent increase, a new milestone for Helen of Troy.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-12-05/10:00 a.m. CT
Confirmation # 3919742

Our operating income for fiscal 2005 was four times what it was in fiscal 2001, just four years ago, and our stockholder equity in the last four years has doubled since fiscal 2001. I would like to thank all of the employees of Helen of Troy for their hard work in making our last year a record in sales and earnings.

I would now like to turn this conference call over to Tom Benson, our CFO for financial highlights.

Tom Benson: Thank you Gerry, and good morning everyone. First, I will talk about fourth quarter results, and then I will make comments on the fiscal year and financial position. We had a 13 percent sales increase in the fourth quarter, but as previously reported, we are disappointed in our personal care segment sales in January and February. Net sales for the fourth quarter 2005 were 127.6 million versus 112.9 million in the fourth quarter 2004. This represents an increase of 14.7 million or 13 percent increase.

And net earnings from continuing operations decreased 26 percent. Net earnings from continuing operations were $12 million in the fourth quarter 2005, versus $16.3 million in the fourth quarter 2004. This is a decrease of 4.3 million, a 26 percent decrease.

Let me address the key question everyone has; why did sales increased 13 percent and net earnings from continuing operations decrease 26 percent? There are four key items, each of which will be discussed in more detail during my presentation.

First, gross profit percentage increased to 46 percent for the fourth quarter 2005, compared to 45.4 percent in the fourth quarter 2004. SG&A expenses increased to 34.2 percent of net sales in the fourth quarter 2005, compared to 27.5 percent of net sales in the fourth quarter 2004.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-12-05/10:00 a.m. CT
Confirmation # 3919742

Interest expense was 2.1 million higher in the fourth quarter 2005 compared to the fourth quarter 2004 due to the additional debt levels primarily resulting from the OXO acquisition.

Income tax expense was a $402,000 benefit for the fourth quarter 2005 compared to 2.8 million in expense in the fourth quarter 2004. We had a benefit because we decreased our tax accruals just over $2 million due to the favorable settlement reached with the Internal Revenue Service for fiscal years 2000 to 2002.

Net earnings after discontinued operations grew by 59 percent. The net earnings were $12 million in the fourth quarter 2005 versus 7.5 million in the fourth quarter of 2004. This is an increase of $4.4 million, 59 percent.

Diluted earnings per share from continuing operations decreased 26 percent to $0.37 compared to $0.50 in the fourth quarter of 2004. Diluted earnings per share after discontinued operations increased 61 percent to $0.37 compared to $0.23 in the fourth quarter of 2004.

The Company's net sales in the fourth quarter were up 14.7 million, 13 percent as mentioned earlier. By segment, we have two segments, the first segment is the personal care segment. Their sales were 100,479,000 in the fourth quarter 2005 versus 112.9 million in the fourth quarter 2004. This is a decrease of $12.4 million, 11 percent. Our houseware segment, which is the OXO business, had sales of 27.1 million in the fourth quarter 2005 and we had no sales in the prior year quarter because we acquired OXO in June of 2004. In total, again, sales were 127.6 million versus 112.9 million, 14.7 million increase, 13 percent.

Strong sales in October and November resulted in less retail reorders in the quarter. Gross profit for the fourth quarter was $58.7 million, 46 percent compared to 51.3 million, 45.4 percent in the fourth quarter of 2004. Gross profit margins are up due to the mix of sales to more profitable newly introduced products with enhanced features in the personal care appliances and the benefit of the addition of the OXO houseware segment that has a higher gross profit.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-12-05/10:00 a.m. CT
Confirmation # 3919742

Benefit of the strengthening of foreign currencies against the dollar, mostly the British pound and the Euro, also helps gross margins, by about $550,000 in the quarter.

SG&A expenses; for the fourth quarter SG&A expenses increased as a percentage of sales. For the fourth quarter of fiscal 2005, SG&A was 43.7 million, which is 34.2 percent of net sales. That compares to 31 million or 27.5 percent of net sales in the prior year. This is an increase of $12.7 million, or 6.7 percentage point increase. Our personnel costs have increased due to recruiting additional top-quality personnel to manage our growing business, acquisitions, our acquisition integrations, new products, and brand revitalization. We should be able to leverage these costs as the business continues to grow both internally and through strategic acquisitions.

We incurred higher consulting and internal and external auditing costs associated with initial compliance with Sarbanes Oxley section 404. We expect to lower ongoing costs for section 404 requirements and these costs to be spread throughout the year. In fiscal 2005, most of these costs were incurred in the fourth quarter.

We had higher depreciation and amortization costs in the fourth quarter 2005 resulting from the OXO acquisition, and placing into service in September of 2004 our new Oracle system. We also incurred higher consulting is during the fourth quarter 2005 associated with our new Oracle system. The consulting costs are decreasing as we gain more experience on the system.

SG&A has increased as a result of the OXO acquisition. During the fourth quarter 2005, we had a $1.9 million foreign exchange loss versus a $400,000 gain in the fourth quarter 2004. We entered into cash flow hedges on the British pound and the Euro to reduce the foreign currency exposures in our business.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-12-05/10:00 a.m. CT
Confirmation # 3919742

In summary, our SG&A increase of 6.7 percentage points and 12.7 million is attributable to personnel costs, one million and a half, Sarbanes Oxley 404, 700,000, depreciation and amortization 900,000, consulting fees one million and a half, the SG&A associated with the OXO new business and segments 4.9 million, the net change in our foreign exchange impact is a $2.3 million hit in the fourth quarter of fiscal 2005. And then we had some other cost changes of about $900,000. That totals to the 12.7 million increase in the SG&A.

Operating income for the fourth quarter of 2005 was $15 million, 11.8 percent, versus 20.3 million in the fourth quarter 2004. This is a decrease of 5.3 million or 6.2 percentage point decrease. The operating income decreased as a result of higher SG&A expenses, as discussed above.

Interest expense in the fourth quarter 2005 was 3.1 million. It's 2 1/2 percent of net sales compared to 1.1 million in the fourth quarter of 2004, which was .9 percent of net sales. The increase in interest expenses due to the additional debt resulting from acquisitions during the year. Our income tax expense in the fourth quarter, the effective income tax rate, was a 3.5 percent tax benefit in quarter four 2005 compared to a 14.7 tax expense in quarter four 2004.

During the fourth quarter 2005 we decreased tax reserves just over $2 million as a result of settling the IRS tax ordered for fiscal years 2000 through 2002. Without the tax reserves decrease our effective tax rate would have been 14.2 percent in the fourth quarter of 2005.

I will make a few brief comments about fiscal 2005 results compared to fiscal 2004. We are pleased with our 22 percent fiscal year sales growth and net income from continuing operations. The OXO acquisition continues to perform very well and has met all our expectations. Net sales for fiscal 2005 were 581.6 million compared to 474.9 million in fiscal 2004. This represents an increase of 106.7 million, 22.5 percent increase. By segments, our personal care sales for fiscal 2005 were 501.4 million compared to 474.9 million in fiscal 2004. This represents an increase of 26.5 million. It's 5.6 percent increase in personal care. The OXO housewares segment provided $80 million of sales for the nine months that we owned them in fiscal 2005. Overall, we had a 22 1/2 percent sales increase.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-12-05/10:00 a.m. CT
Confirmation # 3919742

Gross profit percent increase to 47.2 percent in fiscal 2005 compared to 45.7 percent in fiscal 2004. Operating income increased 16.2 million, and 18.9 percent increase over fiscal 2004.

Income from continuing operations increased 7.1 percent, and in fiscal 2005 we had 76.7 million of income from continuing operations compared to 71.6 million in fiscal 2004. This is an increase of 5.1 million, 7.1 percent increase. Diluted earnings per share from continuing operations increased three percent to $2.36 a diluted share. Diluted earnings per share after discontinued operations increased 21 percent, to $2.35 per diluted share.

Our financial position continues to remain strong. During fiscal 2005 we generated 45 million of cash from operating activities after investing over 70 million in accounts receivable and inventory to support our business growth in acquisitions, and purchasing over 25 million of tax reserve certificates.

We close the year with 22 million in cash and no borrowings on our 75 million revolving line of credit. We purchased OXO for 273 million and spent 12 million on the purchase of the SkinMilk and Timeblock brands. Our debt outstanding increased 215 million year-end over year-end. Our shareholders equity increased 70 million to 421 million. I will now turn it over to Gerry for some additional comments.

Gerald Rubin: I'd like to open the floor for anybody that has any questions.

Operator: Certainly. If anyone in our telephone audience would like to ask a question, you may signal by pressing the star key followed by the digit one on your touch-tone telephone. Please pick up your handset before pressing any numbers. If you do find that your question has already been answered, you may take yourself out of the queue by pressing the pound key. Again, that's star one if you'd like to ask a question. And we'll pause for just a moment to give you a chance to signal. Again, that is star one if you'd like to ask a question.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-12-05/10:00 a.m. CT
Confirmation # 3919742

And we'll take a question from Sean Daly, with Daly Holdings.

Sean Daly: Hi gentlemen, good morning. You know, you're talking about some great results here and some great metrics that you use, but the stock is at a 52-week low and half the PE ratio of, you know, other stocks in the group, and you know, down 3 1/2 points as we speak. And I'm wondering at what point the Board and Gerry decides that you know -- to maximize shareholder value might be a sale of the Company, returning some cash to shareholders, or, Gerry, taking a compensation that’s stock performance based.

Gerald Rubin: The Board, you know, has always considered buybacks, and I'm sure that based on the price they will consider it again. As you know, we have purchased over the years millions of shares. Currently we have authorization to buy up to 3 million shares, and I think we've already bought about a million and a half shares. So that's certainly -- there's some availability there to purchase shares. As far as the stock price, and I wish I could control that, as you mentioned, we are selling at a half the PE of other people in our peer group, so I assume that makes it a great buy. You know, I guess if we were -- had a different name we'd probably be selling for twice the price, so I guess that's an opportunity for everybody.

Sean Daly: Can you hear me?

Gerald Rubin: Yes.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-12-05/10:00 a.m. CT
Confirmation # 3919742

Sean Daly: I mean one of the comments that people bring up is you know is your compensation package, as a detriment to the performance of the stock.

Gerald Rubin: OK, you had mentioned about stock performance, you know, being benefited by the stock performance. Currently, we do not have any stock options available. As you probably all know, I haven't taken any stock options for almost two years because there's none available because the stockholders the last two years have voted down any options for employees, so that's where we stand right now. And as far as my compensation package, it's all related to earnings, and was not only approved by the Board of Directors, but was voted on by the shareholders of the Company. So in order to change it from a cash to a stock performance, there has to be options, and at the present time, there are no options, and as I mentioned, I haven't gotten any and two years.

Sean Daly: OK, and you think the Board will be more aggressive with the stock repurchase, with the stock at this depressed level?

Gerald Rubin: Very possible. We'll have to see when we meet next.

Sean Daly: OK. All right, thank you very much.

Operator: Our next question will come from Doug Lane, with Avondale Partners.

Doug Lane: Yes, hi, good morning everybody. Couple questions here, just skipping around, do you happen to know how much SkinMilk and Timeblock accounted for in sales in fiscal 05?

Tom Benson: Doug, this is Tom Benson. I don't have the number of the top of my head, but when our public reporting comes out on Monday, our 10-K, we do disclose core sales and noncore sales, so it would be in there. It may not the those specific ones, but it'll talk about how much new acquisitions brought, and it's easy to back out the OXO one, because it's a separate segment.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-12-05/10:00 a.m. CT
Confirmation # 3919742

Doug Lane: Got it, and back on OXO, and then what I'm left with is essentially SkinMilk and Timeblock.

Tom Benson: Correct.

Doug Lane: And what kind of an annual sales number have you budgeted for those brands in 06?

Christopher Carameros: Yes Doug, this is Chris, about 8 to $9 million.

Doug Lane: OK. Thank you.

Christopher Carameros: All right.

Doug Lane: Moving on, can you comment, Tom, on the ARs here, the account receivables were up you know 50 percent on a 13 percent increase in sales.

Tom Benson: Yes, our accounts receivables or days outstanding have increased a little bit year over year. Part of it, Doug, is our business is growing. We're having greater growth in our international business, and the international business that has longer terms than our domestic business, so that's one of the reasons. Also, we did get a little behind on our collection efforts and declaring some of our deductions at the end of the year, as we were getting more familiar with our new system, and we've made very good progress on that over the last few months, so I see them improving. And also in the -- you know, the third quarter, at the end of the third quarter we had heavy sales, especially later in the third quarter ended November. So some of those were still outstanding at year-end. Also, I believe between the third quarter and the fourth quarter, the days outstanding went down some. It went from 72 to 70.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-12-05/10:00 a.m. CT
Confirmation # 3919742

Doug Lane: Yes, but they're still up 20 days from last year. I mean there's not that big of a spread between international and domestic is there?

Tom Benson: I just explained some of it was the international and some of it we got a little behind on our collection efforts.

Doug Lane: OK. And staying with the systems, is OXO on the Oracle system now?

Tom Benson: No.

Chris Carameros: This is Chris Carameros. As part of what Gerry was saying in there, OXO is not on the system, and we will not put that on the system until probably February of next year, and that's part of the reasons we have analyzed this in detail for the last three or four months, actually, the last six months. We were going to move it to El Paso, and we decided to expand our Mississippi distribution for a variety of reasons. One, and most importantly, it's a better location for freight, and one of the things we've seen over the last 12 months is the freight costs have kind of risen in particular because of all the higher fuel costs. And so one of the things we're looking forward to is having that operation in Mississippi, which is right next to Memphis. Secondly, we going to move the Idell SKUs, which are in El Paso, to Mississippi also, and we should have a nice two or three percent reduction in there. One thing you should note is we are incurring a transition see with World Kitchen over the next 12 months. That transition see is about eight percent of sales for OXO, which we are forecasting about $111 million for next year. In that transition see, we think we'll have a substantial savings, not this year but next year when we actually put it into our overhead base and systems base.

Doug Lane: Got it. OK, that's very helpful. When you've had some increased personnel costs, what division was that in (basic) mostly?

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-12-05/10:00 a.m. CT
Confirmation # 3919742

Chris Carameros: Well, if you take a look at what we're going to be doing as far as looking forward to 2006, is we are looking at hiring more people in the OXO division and trying to staff up for a variety of different initiatives that we have. And secondly, what you have in general is a process that we need to be able to bring OXO and some other potential acquisitions into our overhead base and we have to hire people in doing that before incurring the sales. So what you're seeing is an increase in overhead, anticipating OXO moving over and also anticipating in having the capability to be able to do something. One of the main thrusts, and I've said this a couple of times, we would have never come in compliance with Sarbanes 404 without a new system.

And when we did that system it was saying that we have to be able to adopt that, put it on a worldwide basis, and we will start getting the benefits of that system over the next six to 12 months. It takes you a while to get going, it takes you a while to learn it, but we think we can take some operational opportunities, and hopefully to reduce our SG&A not necessarily in the next six months, but in the following six months, down by at least one percent, by operating better and having better information to be able to execute better with in our existing infrastructure, but part of this whole process is you have to adopt a Sarbanes 404, and it has to be documented, as you will know and everything else, and we're fully expecting to release our compliance of 404, and I can't tell you the amount of time that was spent by management and other people, if not in addition to some of the cost of time to comply.

As you may well know, as we came in compliance within Sarbanes 404 in the last four quarters of last year, on top of trying to put an Oracle system in together. So a lot of our time and attention has been focused on that and over the next -- you know, we will not have that particular I guess burden upon our backs to focusing on. We can focus in more on some of the business issues from my perspective too.

Doug Lane: Yes, no Chris, I understand the Sarbox story is a familiar story to me.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-12-05/10:00 a.m. CT
Confirmation # 3919742

Chris Carameros: OK.

Doug Lane: Lastly on the OXO SG&A of 4.9 million, Tom, where was that versus expectations?

Tom Benson: OXO is right in line with all our expectations, from the top of sales down to the bottom contribution.

Doug Lane: OK.

Tom Benson: So we're very pleased with that acquisition.

Doug Lane: OK thank you.

Tom Benson: Thank you.

Operator: How next question will come from Keith Ritchie with Delphi Management.

Keith Ritchie: Hello.

Tom Benson: Good morning.

Chris Carameros: Good morning.

Keith Ritchie: How are you? I wonder if you could talk a little bit about the inventory. It looks like the inventory was up a little bit, and I wonder if you could -- I'm thinking here about the comments you made that sales were a little slower in Q4 because of ordering in Q3, and I wonder if you could talk about how much of the inventory increases may be acquisition related and how much was due to that sales effects.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-12-05/10:00 a.m. CT
Confirmation # 3919742

Tom Benson: OK. The inventory increased about 30 percent. Our sales increased to 22 percent, but we did not own OXO for the whole year. Had we owned OXO for the whole year, our increase would have been about 30 percent, which is in line with what our inventory increase is. So you know ...

Keith Ritchie: So essentially it's all because of the acquisition?

Tom Benson: It's all because of the acquisition and increase in the sales growth, but basically because of the acquisition.

Keith Ritchie: OK, thanks a lot.

Tom Benson: OK.

Operator: Our next question will come from Rommel Dionsio with Wedbush Morgan.

Rommel Dionsio: Good morning. Tom, I think in your prepared comments you talk about brand revitalization efforts, when discussing SG&A front, but I wasn't sure whether that really breaks down or not, you know, in the line items you talk about in the SG&A you didn't mention sort of increased advertising or anything like that. I wonder if you could just address that point in terms of you know those revitalization efforts, with regards to Idell Labs and the new products that you're launching.

Chris Carameros: Well, this is Chris Carameros again.

Rommel Dionsio: Hi Chris.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-12-05/10:00 a.m. CT
Confirmation # 3919742

Chris Carameros: I can speak to two things in particular. One is to (Brut). If you can open up some magazines, lately you'll see a revitalization of the group brand name. We're trying to take Brut and kind of make it more relevant to the existing customer base out there. More importantly also signed up, and you'll see now 10-Q with the NHRA drag racing and really tied into a sports program with our advertising, but Brut is going to the -- we're actually taking that and launching some new SKUs. You'll see in the stores some shaving SKUs, pretty close end to SKUs they used to having in the past, and getting some expansion there, and also importantly as we're taking Brut and launching actually a relaunch in Mexico, which we're very optimistic with because in Mexico you may not realize that Brut was actually three different scents in the (APBO) area, emphasizing more in the antiperspirant areas in the past, so we're very optimistic about that Brut launch which just happened I guess last week.

And it actually comes in four different scents in the (APO) area and going to do very well there, and we're also going to take Brut and expand that back into Brazil. I don't know if you've been watching the Brazilian economy lately, but it's had a very nice recovery and we're able to take Brut brand and relaunch Brut back into Brazil. It's been there in a very limited way. It's a very strong brand name there, and we're also optimistic that with our Revlon brand within the appliance piece it's going to do very well and Brazil also. So the initiatives, as Gerry had mentioned to you, is taking that Brut brand only in the U.S., but also taking it in the Western Hemisphere where we have it both into Latin America, which we define as those Latin American countries, mostly in Brazil and also in Mexico and launching that.

The second major relaunch we have is in Seabreeze. We took Seabreeze, which really had one or two SKUs at retail, going into four different SKUs in retail, redo some of the packaging, did some of the improvements -- some of the formulation, and we think Seabreeze is going to be you know a great brand and be able to make it more relevant to the younger crowd, and there's also been national advertising in that also. So you're seeing some pretty good advertising in Brut and Seabreeze, and those are our two biggest brands and they are pretty much at all retail en masse today. So you know where optimistic that we getting placement in Seabreeze. We had one or two SKUs before. We've got for SKUs on the shelf in the Seabreeze area. But those other two big initiatives with advertising campaigns behind them in the next fiscal year.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-12-05/10:00 a.m. CT
Confirmation # 3919742

Rommel Dionsio: OK. Is Seabreeze on the shelf, Chris?

Chris Carameros: Absolutely.

Rommel Dionsio: OK, thanks for a much.

Chris Carameros: OK.

Operator: And again, I would like to remind our audience that is star one if you'd like to ask a question. Our next question will come from Steve Friedman with Wachovia.

Steve Friedman: Good morning Gerry and all.

Gerald Rubin: Good morning.

Steve Friedman: I don't know if you know or not that maybe the first 15 or 20 minutes of the conference call I was unable to get on because it was a wrong number that was given on the conference call. Were you aware that?

Gerald Rubin: We were not aware of that, Steve.

Steve Friedman: OK. Well, the number was given so I did miss the first 15 or 20 minutes of the call. So I guess some of my questions may and may not have been answered, but let me ask this: on February 22nd you announced your revised guidance on the fourth quarter and on the fiscal year we're in now, fiscal 2006. And you revised the sales to 120 million. You came in with 127 million, if I'm not correct, but -- and your sales for the fiscal year we're in now, you had left at that time at 645 million to 660 million. A revision downwards on the earnings per share to $2.50 and $2.60, and the sales to 617 can you or have you expanded on that or given the reasons? If you have, as I said, I missed the early parts of the calls. Is this mostly in the first quarter, continue this year, where you've noted the slowdown? Obviously Wal-Mart has reported sluggish sales today, and I was curious if you could tell where the brunt of the amount that you've reduced is coming from.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-12-05/10:00 a.m. CT
Confirmation # 3919742

Chris Carameros: OK, thank you Steve. The sales that we're projecting for next year are 615 million to 640 million, not 617 million as you mentioned, so we do have the spread there. In a way ...

Steve Friedman: No, I mentioned 615 as the low point, but yes, you did have that range.

Chris Carameros: But as you know, as you mentioned, we had projected 120 million and we ended up with almost 128 million. I guess we're just being a little conservative. We believe that the sales of the personal care products we're forecasting to the pretty much flat in the first half, but we're forecasting a stronger second half. If we do get the pickup in the first half then you know we would certainly want to increase our sales expectations, but that's kind of the range that we see right now, based on what we see out there.

Steve Friedman: Well then as a follow-up to that, if your conservative estimate is at $2.50 to $2.60 for the year and your fiscal year just completed was $2.36, am I correct?

Male: Steve, and this is ((inaudible)), yes, that's correct.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-12-05/10:00 a.m. CT
Confirmation # 3919742

Steve Friedman: Well then just based on that I mean just looking at the rationale of the marketplace, it makes no sense where we're being valued at less than ten times, 9.8 times actual earnings, and about a 10 1/2 to nine times forward earnings.

Male: Well you know I agree. You missed one, and one of the callers to call been and said that people in our peer group were selling for almost twice as much, so you know, I wish I could do something about the price of the stock.

Steve Friedman: No, I ....

Chris Carameros: Steve, this is Chris Carameros. We also settled the IRS, you know, issue, so there always seems to be issues out there that maybe some people want to have stock go up or down, but I think that's a significant improvement in our overall position, and got that behind us on a very -- you know, it used to be a $13 million deficiency, and that's all I heard about, and we settled for a lot less and reversed some reserves, and that's behind us, so I think that's a significant plus for us.

Steve Friedman: I saw on the press release that was settled, was that something -- are you able to reveal want that settlement was? I know you reduced the reserves.

Chris Carameros: We'll have it Monday in the 10-K, and I think you'll -- actually, took it down from -- correct me if I'm wrong, Tom, from a 13 potential deficiency down to a $3 million deficiency ...

Tom Benson: Correct.

Chris Carameros: ... of which we already had paid in for and we already had accrued -- over accrued for, so ...

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Steve Friedman: Do you know how much that effect did the quarter's earnings potentially?

Chris Carameros: Yes, Tom would ...

Tom Benson: The tax benefit that reversal we made was just over $2 million, so if you divided by 32.5, it's about $0.06.

Steve Friedman: Right. So once again as I said, we look at a tremendous opportunity, in my opinion, looking at the company's stock over the years, always is -- nothing goes in a straight line, but at 8 1/2 times projected earnings, and you would say from a conservative basis?

Tom Benson: We'd like to think so.

Steve Friedman: OK.

Tom Benson: Steve, I just got a note from the phone company that said that there were so many people calling in that there was a call overload, which made the phone company patch everybody else to another number. I don't ...

Steve Friedman: They did, they gave another -- a straight 800-number, instead of the 888 number of that you had given and ...

Tom Benson: We just got a note; it sounded like there was just a call overload. There must have been a lot of people trying to call ...

Chris Carameros: The right number, just they couldn't handle it all for some reason.

HELEN OF TROY, LIMITED
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Steve Friedman: Right. Well, I was able to finally get on at about 17 minutes into the call if you started at ten o'clock. So just for your information.

Chris Carameros: Yes well, the calls are all archived, so you can certainly listen to it.

Steve Friedman: Sure, thank you.

Chris Carameros: OK, thank you.

Operator: And I would like to give our audience one final reminder, that is star one if you'd like to ask a question. We'll go back to Sean Daly and, with Daly Holdings.

Sean Daly: Hi, just a follow-up on you know my comment and the gentleman prior to mine, you know, has the board considered forming you know a special committee to look at ways to maximize shareholder value? I mean maybe it's not in the best interest of shareholders for the company to be a public company, given the, you know, consistently suppressed valuation.

Chris Carameros: You know, I'm a Director. This is Chris Carameros, and we always look at ways to maximize shareholder value. Whether the market values your stock on one date at a particular price -- we've also had higher amounts during the time. I think we have a unique balance sheet, and a unique operating ability to bring value to shareholders in the long-term, and to look at a shareholder value at one point in time is a little bit shortsighted in my point of view.

Sean Daly: Well, I'm not -- you know, I'm not looking at today, but I'm looking at it, you know, year to date the stock is down 30 percent.

Chris Carameros: Don't disagree with you. We had as high as $37.00 during the year, but you know, I think as people understand that one of the things that always -- that I've heard that it caused people some uncertainty or tax issues out there. As I just got through mentioning, the U.S. tax issue has just got unresolved. People need to digest and understand that. I think they'll see that the ....

HELEN OF TROY, LIMITED
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Confirmation # 3919742

Sean Daly: Right, I don't think that's -- I mean I don't think that's that big an issue because you don't have a very significant short interest. You know, and I don't hear a real short story on the company, I hear more of a you know lack of interest and you know kind of a continual, you know, tweaking down of numbers, but you know it seems that there's lots and lots of room to do something for the shareholders.

Chris Carameros: You know, I know everybody's concerned about the price of the stock, but there are companies out there that are in similar businesses that have projected to make $2.20, $2.30 for the year, and sell for 48 to $50, and if you'll call me I'll give you names of companies that ...

Sean Daly: Right, and that's ...

Chris Carameros: ... who have half the operating profit ...

Sean Daly: So that's -- you know, that's my point.

Chris Carameros: Yes, our cash flow this year will probably be somewhere around $100 million or more. Now, I know we're building the new warehouse, but we're paying that out of cash, you know, of course we don't have to ...

Sean Daly: No, I mean that's exactly my point, and perhaps maybe one of those companies with a highly valued common stock would be willing to acquire your company, if it was for sale, and then we'd have the generous multiples that these other companies have as opposed to the depressed one that we currently have.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
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Chris Carameros: Yes, I don't think the -- there's you know anyway that you know that the company is up for sale. I think that it's up to the shareholders to see the value and value, Helen of Troy, just as they value other stocks, is you know, if they think that Helen of Troy is only worth 8 1/2 times earnings, well, I guess that's what it is, we just maybe have to do a better marketing job to tell our story because you know we're a company of wonderful brands, we sell worldwide, you know, we're going to do well over $600 million this year. We are looking at acquisition. You know, we're not building this 1.2 million square foot warehouse because we just want to fill it up with merchandise that we don't need. As you know, we're going from 600,000 to 1.2, so you can assume that business is going to get better, and we're going to need the warehouse, we're going to put OXO there, and of course we're looking at acquisitions all the time.

Sean Daly: Right, and I would encourage you to, you know, get how can tell the story you've got, you know, some very bright analysts that follow the company, but you've only got, according to Bloomberg, four of them at this point, and none of the -- you know, the major firms.

Chris Carameros: Well, anything that you could do to help us out to get a major firm, we'd appreciate it.

Sean Daly: OK.

Chris Carameros: You know, anything you can do on your side.

Sean Daly: OK. Well, my phone number is, you know, with the call, on your caller system, and the glad to talk to you about it off-line.

Chris Carameros: OK, appreciate it, thank you.

Operator: And we have a question coming from Mimi Sokolowski with Sidoti & Co.

HELEN OF TROY, LIMITED
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Mimi Sokolowski: Hi, I also missed part of the call. Did you happen to disclose what the contribution from OXO was in the quarter?

Chris Carameros: Yes, I think if you would -- I guess listen in from the beginning, but certainly, Tom can give you that number.

Tom Benson: This is Tom Benson. What we did is we discussed the sales. We did not discuss any contribution or operating income. When the K comes out next Monday we have the segment reporting that's in that, and you'll be able to see information on OXO. For the year OXO had just -- it had 80,143,000 in sales and it had operating income of just over $25 million. And that was for nine months.

Mimi Sokolowski: OK, nine months. All right, I can figure that out then. Thank you very much.

Chris Carameros: OK.

Operator: And gentlemen, it appears there are no further questions. I'll now turn the conference back to Gerald Rubin for closing comments.

Gerald Rubin: Thank you all for participating. I'm sorry if there was some confusion by the phone company, but seems everything is archived I'm sure that you all can go back and listen from the beginning.

Thank you very much for your participation, and we look forward to discussing our first quarter with you in our next conference call. Thank you.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-12-05/10:00 a.m. CT
Confirmation # 3919742

Operator: Ladies and gentlemen if you wish to access the replay for this call you may do so by dialing 888-203-1112 with the replay pass code of 3919742.

This concludes our conference call for today. Thank you all for participating and have a nice day. All parties may now disconnect.

END